As filed with the Securities and Exchange Commission on May 1, 2024

Registration No. 333-261526

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-261526

UNDER

THE SECURITIES ACT OF 1933

TRICON RESIDENTIAL INC.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7 St. Thomas Street, Suite 801

Toronto, ON M5S 2B7

(Address, including zip code, of Registrant’s principal executive offices)

Third Amended and Restated Deferred Share Unit Plan

Fourth Amended and Restated Stock Option Plan and

Amended and Restated Restricted Share Plan

(Full titles of the plans)

Corporation Service Company

1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401

(Name and address of agent for service)

(800) 927-9800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Tricon Residential, Inc. (the “Company” or “Tricon”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-261526) filed with the Securities and Exchange Commission on December 8, 2021 (the “Registration Statement”). This Amendment is being filed to withdraw and remove from registration the unsold common shares, without par value, of the Company (the “Common Shares”) that had been registered for issuance under the Registration Statement. The Registration Statement registered up to 10,725,000 Common Shares, issuable upon: (1) the settlement of deferred share units granted under the Company’s Third Amended and Restated Deferred Share Unit Plan, (2) the exercise of options granted under the Company’s Fourth Amended and Restated Stock Option Plan, and (3) the settlement of restricted shares granted under the Company’s Amended and Restated Restricted Share Plan.

On January 18, 2024, Tricon entered into an arrangement agreement with Creedence Acquisition ULC (the “Purchaser”) providing for the acquisition by the Purchaser of all of the issued and outstanding Common Shares by way of a plan of arrangement under the provisions of the Business Corporations Act (Ontario) (the “Arrangement”). The Arrangement was completed on May 1, 2024 and Tricon became a wholly-owned subsidiary of the Purchaser.

As a result of the Arrangement, the Company has terminated all offerings of its securities pursuant to the Registration Statement. The Company hereby terminates the effectiveness of the Registration Statement and removes from registration, by means of this Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the effective time of the Arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Country of Canada, on the 1st day of May, 2024.

TRICON RESIDENTIAL INC.

By:	/s/ David Veneziano
Name:	David Veneziano
Title:	Chief Legal Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.